EXHIBIT 10.15
FIRST AMENDMENT
TO THE
SAN JOSE WATER COMPANY CASH BALANCE
EXECUTIVE SUPPLEMENTAL RETIREMENT PLAN
(Amendment and Restated on January 25, 2012, Effective as of January 1, 2012)
WHEREAS, San Jose Water Company (the “Company”) maintains the San Jose Water Company Cash Balance Executive Supplement Retirement Plan, (the “Cash Balance SERP”); and
WHEREAS, the Company wishes to amend the Cash Balance SERP to add a ten-year installment distribution option for compensation credits and related interest credits made on and after January 1, 2014; and
WHEREAS, Section 8.01 of the Cash Balance SERP permits the Board of Directors to amend the Cash Balance SERP;
NOW, THEREFORE, the Cash Balance SERP is hereby amended as follows effective October 30, 2013:
1.    Section 3.3 is amended in its entirety to read as follows:
3.3    Time and Form of Payment.
(a)    A vested Participant’s Retirement Benefit accrued prior to January 1, 2014 shall be paid in a single lump sum amount and the Benefit Payment Date associated with such Participant’s Retirement Benefit shall be the first day of the seventh calendar month following the Participant’s Separation from Service.
(b)    In the absence of a timely made election pursuant to Section 3.3(c) or (d), a vested Participant’s Retirement Benefit accrued on and after January 1, 2014 shall be paid in a single lump sum amount and the Benefit Payment Date associated with such Participant’s Retirement Benefit shall be the first day of the seventh calendar month following the Participant’s Separation from Service.
(c)    An Eligible Employee who is first selected for participation in the Plan after October 30, 2013 may elect to have his or her Retirement Benefit paid in the alternative form of payment described in Section 3.4 by filing the appropriate election form with the Committee at any time prior to the date his or her participation in the Plan becomes effective, but in no event later than thirty (30) days after his or her selection date. The Benefit Payment Date associated with such Retirement Benefits shall be the first day of the seventh calendar month following the Participant’s Separation from Service.
(d)    On or before December 31, 2013, a Participant who is in the Plan on October 30, 2013 may elect to have Compensation Credits for Plan Quarters ending after January 1, 2014 and all associated Interest Credits paid in the alternative form of payment described in Section 3.4 by filing the appropriate election form with the Committee at any time prior December 31, 2013. Compensation Credits and Interest Credits subject to such an election shall be maintained in a subaccount for the Participant. The Benefit Payment Date associated with such Retirement Benefits shall be the first day of the seventh calendar month following the Participant’s Separation from Service. In no event shall such an election change the time and form of payment of Compensation Credits made for Plan Quarters ending on or before December 31, 2013 and related Interest Credits. For the avoidance of doubt, Interest Credits made after December 31, 2013 on Compensation Credits made for Plan Quarters ending on and before December 31, 2013 shall continue to be subject to the time and form of payment set forth in Section 3.3(a).
2.    Existing Sections 3.4 and 3.5 of the Cash Balance SERP shall be renumbered as Sections 3.5 and 3.6, respectively, and a new Section 3.4 shall be added to read as follows:

3.4    Alternative Form of Payment. If timely elected by a Participant in accordance with Section 3.3(c) or (d), a Participant’s Retirement Benefits shall be paid in the form of installments over a ten year period (paid in annual installments), except as provided below in the event of the Participant’s death. The Benefit Payment Date for the first of such installment payments shall be the first day of the seventh calendar month following the Participant’s Separation from Service. Subsequent installments shall be paid on the last business day of January in the year following the Benefit Payment Date and the last business day of January in each year thereafter. The amount of each such installment from the Participant’s Account shall be determined by dividing the remaining balance of the Account as of such date by the remaining number of annual installments; provided, however, that the Committee may determine to increase any installment in an amount sufficient to offset any withholding or employment related tax that arises at or near the initial installment distribution date and which tax is not expected to recur at subsequent installment distribution dates. During the period over which installments are paid until the distribution date for the final installment, Interest Credits shall continue to accrue and be compounded in the Participant’s Account in accordance with Section 3.2(b).
3.    Section 3.6 (formerly Section 3.5) shall be amended to read as follows:
3.6    Death Benefit.
(a)    If a Participant dies after his or her Retirement Benefit has vested but before the Benefit Payment Date, then such Participant’s Beneficiary shall be entitled to a Death Benefit that is:
(i)    payable on the first day of the month coinciding with or next following the Participant’s death, or as soon thereafter as administratively practicable, but in no event after the later of:
(A)    the close of the calendar year in which the Participant’s death occurs, or
(B)    the fifteenth day of the third calendar month following the date of the Participant’s death, and
(ii)    paid in a single lump sum amount, equal to the Retirement Benefit the Participant would have received under the Plan had his or her Separation from Service occurred on the day before the Participant’s death.
(b)    In the event of death of a Participant who has commenced receiving installment payments under Section 3.4, all amounts remaining credited to the Participant’s Account at the installment distribution date following the Committee’s receipt of valid notice of the Participant’s death will become distributable to the Participant’s Beneficiary in a lump sum payable on the first day of the month following the date of the Committee’s receipt of valid notice of the Participant’s death, or as soon thereafter as administratively practicable, but in no event after the later of (A) the close of the calendar year in which the Participant’s death occurs, or (B) the fifteenth day of the third calendar month following the date of the Participant’s death.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on this 30th day of October, 2013.

SAN JOSE WATER COMPANY
By:	/s/ W. Richard Roth W. Richard Roth, President and Chief Executive Officer and Chairman of the Board of Directors